Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated June 25, 2007 on the financial statements of the Steward Funds, Inc., consisting of the Steward Domestic All-Cap Equity Fund, the Steward Select Bond Fund, the Steward Multi-Manager Equity Fund, the Steward International Equity Fund and the Steward Short-Term Select Bond Fund, and the Capstone Series Fund, Inc., consisting of the Steward Small-Cap Equity Fund, dated as of April 30, 2007 and for the periods indicated therein and to all references to our firm included in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Steward Funds, Inc.'s and Capstone Series Fund, Inc.'s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

August 28, 2007